 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

SOYODO GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-1103640	84-1482082
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1390 Monterey Pass Road
Monterey Park, CA 91754
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 323-981-0100

1398 Monterey Pass Road
Monterey Park, CA 91754
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entries into a Material Definitive Agreement

An agreement was reached between the company and its majority shareholder & Principal Executive Officer, Ru-Hua Song, on 12/1/2006 that Ru-Hua Song and his privately held corporations would take over the remaining wholesale operation while the company would seek, investigate and, if such investigation were to warrant, acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a corporation which is registered under the Securities Exchange Act of 1934 (the “Exchange Act”)

The reasons for this action are: the potential market for our merchandise seems to be limited; the company seems to have been stuck with an unprofitable situation; its capital resources have been exhausted; its majority shareholder & Principal Executive Officer, Ru-Hua Song, is no longer willing to provide his personal guarantee for the existing Eastwest Bank loan.

Since some of the real estate leases were signed with Ru-Hua Song’s personal guarantee, this final transfer of the company’s operation should not cause difficulties with our landlords. Since the company is the signer or co-signer on those leases, it may be held liable to honor the terms of those leases should Ru-Hua Song and his privately held corporations fail to pay all the rents involved. This potential liability will not be disclosed in the future financial statements, but only in their notes.

The clauses of the agreement are as follows:

1.	Soyodo Group Holdings, Inc. is to cease its wholesale operation on December 1, 2006, which is to be taken over by Ru-Hua Song and his privately held corporations.
2.	They are also to take over the staff involved with the wholesale operation.
3.	The company is to wind up during the month of December of 2006.
4.
Ru-Hua Song and his privately held corporations are to take over all the assets and liabilities of the company at the book value by the end of 2006. The amount by which the liabilities exceed the assets will be recorded as a personal loan from Ru-Hua Song.

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOYODO GROUP HOLDINGS, INC.
(Registrant)

Date: December 1, 2006	/s/ Ru-hua Song
Ru-hua Song
Principal Executive Officer